MENTOR CORPORATION

                             5425 Hollister Avenue
                        Santa Barbara, California 93111
                           Telephone: (805) 681-6000



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD SEPTEMBER 13, 1995



     The Annual Meeting of Shareholders of Mentor Corporation (the "Company") will be held Wednesday, September 13, 1995 at 10:00 a.m. (Central Daylight Time) at the Marriott City Center Hotel, 30 South Seventh Street, Minneapolis, Minnesota, to consider and take action upon the following matters:

     1. To fix the number of directors at seven and elect a Board of Directors for the ensuing year.
     2. To consider and vote upon a proposal to ratify the selection of Ernst & Young as independent public accountants of the Company for the fiscal year ending March 31, 1996.
     3. To consider  and vote upon a proposal to amend the  Company's
        Composite Restated Articles of Incorporation to increase the total number of authorized shares of Common Stock, par value $.10 per share, from 20,000,000 shares to 50,000,000 shares.
     4. To act upon any other business that may properly come before the meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on July 17, 1995 as the record date for the determination of the shareholders entitled to vote at the meeting or any adjournment thereof.


                                             BY ORDER OF THE BOARD OF DIRECTORS



                                             Anthony R. Gette
                                             Secretary

Dated: July --------, 1995



     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                               MENTOR CORPORATION
                                      ____
                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                               SEPTEMBER 13, 1995
                                     ______
                    SOLICITATION AND REVOCABILITY OF PROXIES

     This Proxy Statement is furnished to the shareholders of Mentor Corporation (the "Company"), in connection with the solicitation by the Company's Board of Directors of the enclosed proxy for use at the Annual Meeting of Shareholders to be held Wednesday, September 13, 1995, at 10:00 a.m. (Central Daylight Time) at the Marriott City Center Hotel, 30 South Seventh Street, Minneapolis, Minnesota, or at any adjournment(s) thereof (the "1995 Annual Meeting") for the purposes set forth in the Notice of Annual Meeting of Shareholders. Common Stock represented by proxies in the form solicited will be voted, but proxies may be revoked at any time before being exercised by delivery to the Secretary of the Company of a written notice of termination of the proxy's authority or a duly executed proxy bearing a later date. A shareholder who attends the meeting need not revoke his or her proxy and vote in person unless he or she wishes to do so.

     Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but, in addition, directors, officers and regular employees of the Company may solicit proxies personally, by telephone or by special letter.

     So far as the management of the Company is aware, no matters other than those described in this Proxy Statement will be acted upon at the meeting. In the event that any other matters calling for a vote of shareholders properly come before the meeting, the persons named as proxies in the enclosed form of proxy will vote in accordance with their judgment on such other matters.

     The Annual Report of the Company, including financial statements, for the fiscal year ended March 31, 1995 is being furnished to each shareholder with this Proxy Statement.

     The principal executive offices of the Company are located at 5425 Hollister Avenue, Santa Barbara, California 93111. The approximate mailing date of this Proxy Statement and the accompanying form of proxy is July ___, 1995.

RECORD DATE AND VOTING OF SECURITIES

     The Common Stock of the Company, par value $.10 per share, is the only authorized voting security of the Company. Only the holders of the Company's Common Stock whose names appear of record on the Company's books on July 17, 1995 will be entitled to notice of and to vote at the 1995 Annual Meeting. At the close of business on July 17, 1995, a total of __________ shares of Common Stock were outstanding, each entitled to one vote. Holders of Common Stock do not have cumulative voting rights. Abstentions and broker non-votes are each included in the number of shares present for quorum purposes. Abstentions, which may be specified on all proposals other than the election of directors, are counted in tabulations of the votes cast on proposals presented to shareholders; whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

PROPOSAL 1:  ELECTION OF DIRECTORS

Nominees

     The Company's By-Laws provide that the Board of Directors must consist of not less than three directors, with the number to be determined by a resolution of the shareholders. Each director is elected at the Annual Meeting of

Shareholders to hold office until the Annual Meeting of Shareholders next held after his or her election. The Board of Directors has recommended that the number of directors to be elected for the ensuing year be set at seven.

     It is intended that the persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election as directors of the nominees named in the table below except as specifically directed otherwise. Each nominee has indicated a willingness to serve, but in case any nominee is not a candidate at the meeting, for reasons not now known to the Company, the proxies named in the enclosed form of proxy may vote for a substitute nominee in their discretion. Information regarding these nominees is set forth in the table below.

                                  Director            Principal Occupation and Business
Name (Age)                         Since               Experience for Last Five Years

Christopher J. Conway (56)         1969               Founder, Chairman of the Board and Chief
                                                      Executive Officer since 1969; President from 1969
                                                      to April 1987.

Anthony R. Gette (39)              1988               President and Chief Operating Officer since April
                                                      1987; Secretary since March 1986; Executive Vice
                                                      President from September 1986 to April 1987;
                                                      Vice President, Finance from September 1983 to
                                                      September 1986; Director of Rehabilicare, Inc.(1)

Eugene G. Glover (52)              1969               Private investor since October 1986; Founder &
                                                      Vice President, Engineering of the Company from
                                                      1969 to October 1986.

Walter W. Faster (61)              1980               Employed by General Mills, Inc.(2) in various
                                                      marketing and finance capacities since 1963,
                                                      currently as Vice President, Corporate Growth and
                                                      Development.

Michael Nakonechny (67)            1980               President of NAK Associates Corp.(3) since 1981;
                                                      Chairman of the Board and Secretary of
                                                      Transducer Systems, Inc.(4) from November 1968
                                                      to January 1989.

Byron G. Shaffer (62)              1978               Private investor since 1970.


Dr. Richard W. Young (68)          1990               Private investor since April 1992; Consultant to
                                                      Mentor O & O, Inc.(5) from April 1990 to 1992;
                                                      Chairman and Chief Executive Officer of Mentor
                                                      O & O, Inc. from April 1985 to 1990; Employed
                                                      as President of Houghton Mifflin Company(6)
                                                      from 1982 to 1985; Employed by Polaroid
                                                      Corporation(7) in various marketing and research
                                                      capacities from 1962 to 1982; Director of Mentor
                                                      O & O, Inc. and of Instron Corporation.(8)

(1) Rehabilicare, Inc. is a manufacturer of electromedical rehabilitation and pain management products.
(2) General Mills, Inc. is a major manufacturer of packaged foods and other consumer goods.
(3) NAK Associates Corp. is a closely-held company engaged in consulting engineering.
(4) Transducer   Systems,   Inc.  is  a  manufacturer   of   electro-mechanical
    transducers.
(5) Mentor O & O, Inc. was acquired by the Company in April 1990. It is a manufacturer of ophthalmic surgical and diagnostic equipment.
(6) Houghton Mifflin Company is a major publishing firm.

(7) Polaroid Corporation is a major manufacturer of photographic equipment and supplies.
(8) Instron Corporation is a manufacturer of materials testing instruments, systems, software, and accessories.

     The Board of Directors recommends that the shareholders vote FOR the nominees named above as directors of the Company for the ensuing year.


Board Meetings and Committees

     During the fiscal year ended March 31, 1995, the Board of Directors met or adopted resolutions by unanimous written consent on eight occasions. No director attended less than 75% of the aggregate number of Board of Directors meetings and meetings of committees on which he served (including written actions).

     The Company has an audit committee, currently consisting of Messrs. Faster, Shaffer and Glover. The principal functions of the audit committee are to (i) recommend to the Board of Directors the independent public accountants to act as the Company's independent auditors; (ii) discuss with the independent auditors the scope of their audit; (iii) discuss with the independent auditors and the executive officers the Company's accounting principles, policies and practices; and (iv) discuss with the independent auditors the adequacy of the Company's accounting, financial and operating controls.

     The audit committee has adopted procedures providing for its prior review and consideration of the effect of non-audit services on the independence of Ernst & Young, and the approval of the types of and estimated fees for professional services which are expected to be performed by Ernst & Young during the forthcoming fiscal year.

     The audit committee met twice during the fiscal year ended March 31, 1995 with all committee members present.

     The Company has a standing compensation committee, currently consisting of Messrs. Faster, Glover, Nakonechny, Shaffer and Young. The principal functions of the compensation committee are to review and recommend compensation for executive personnel and to administer the Company's stock option plans. The compensation committee met twice during the fiscal year ended March 31, 1995 with all members present.


Nominating Procedures

     The Company does not have a separately constituted committee to nominate candidates for election to the Board of Directors of the Company. Such candidates are chosen by the existing Board after taking into consideration the recommendations of the Company's executive officers and shareholders. Shareholders wishing to submit recommendations for nomination should send them in writing to the attention of the Company's Chairman at the Company's principal executive office within sixty days after the end of the Company's fiscal year.

Compensation of Directors

     During fiscal 1995 and currently, Board members who are not also employees of the Company received an annual fee of $20,000. In addition, each person who is a non-employee director on the date of an annual meeting of shareholders is entitled to receive an automatic option grant under the Company's 1991 Stock Option Plan (the "Option Plan") for 3,000 shares of Common Stock at an exercise price equal to the fair market value per share of the Common Stock on that date. These options have a term of ten years and become exercisable in four equal annual installments over the optionee's period of Board service, beginning one year after the grant date. Under the Option Plan, each person who is newly elected or appointed as a non-employee director will receive, on the date of election or appointment, an automatic option grant for 10,000 shares of Common Stock. The maximum number of shares of Common Stock that a non-employee director currently may receive under the Option Plan is 45,000, less the number of shares granted to the director under any prior option plan of the Company.

                                   MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

     The following table shows the ownership of the Common Stock of the Company on July 17, 1995, (i) by each person who, to the knowledge of the Company, owned beneficially more than five percent of such stock, (ii) by each of the Company's directors, (iii) by each of the executive officers named in the Summary Compensation Table below and (iv) by all directors and executive officers who served as directors or executive officers at fiscal year end as a group:

                                                                           Approximate
                                                   Number of                Percent of
Directors, Officers and 5% Stockholders             Shares   (1)              Class
5% Stockholders:
   None

Directors:
 Christopher J. Conway (2)                          487,800                    x.x%
 Eugene G. Glover                                   270,000  (3)               x.x%
 Byron G. Shaffer                                   401,000  (4)               x.x%
 Walter W. Faster                                    59,300                    *
 Michael Nakonechny                                 157,121                    x.x%
 Anthony R. Gette      (2)                          181,500                    x.x%
 Richard W. Young                                    35,350                      *%

Executive Officers:
 Dennis E. Condon                                    86,290  (5)                 *%
 Gary E. Mistlin                                     63,750                      *%
 Spence M. Vawter                                    10,500                      *%

All directors and executive officers
 as a group (13 persons)                          1,869,211                   xx.x%


*Less than 1%


(1) These  shares,  unless  noted  below,  are  subject  to the sole  voting and investment power of the indicated person. The figures include options to purchase common stock exercisable within 60 days and held by: Mr. Conway, 144,000 shares; Mr. Glover, 35,000 shares; Mr. Shaffer, 35,000 shares; Mr. Faster, 35,000 shares; Mr. Nakonechny, 35,000 shares; Mr. Gette, 168,000 shares; Dr. Young, 20,250 shares; Mr. Condon, 65,750 shares; Mr. Mistlin, 60,750 shares; Mr. Vawter, 10,500 shares; and all directors and executive officers as a group, 725,750 shares.

(2) Also an executive officer named in the Summary Compensation Table.

(3) Includes 225,000 shares held by a trust of which Mr. Glover is the sole trustee.

(4) Includes 52,900 shares owned by Mr. Shaffer's spouse and 40,000 shares owned by Mr. Schaffer as custodian for their children.

(5) Includes 270 shares owned by Mr. Condon's spouse.

Executive Compensation

     Executive compensation is determined by the Board of Directors based on the recommendations of the Compensation Committee, which is composed of outside directors. The following information relates to compensation paid by the Company for services rendered during the three fiscal years ended March 31, 1995 for the Company's Chief Executive Officer and each of the other four most highly compensated executive officers.


                                                   SUMMARY COMPENSATION TABLE

                                                                                           Long Term Compensation
                                                   Annual Compensation                Awards                Payouts
                                                                       Other        Restricted   Securities
                                                                       Annual         Stock      Underlying  LTIP       All Other
Name and Principal             Fiscal                     Bonus(1)  Compensation      Awards      Options/  Payouts     Compensation
   Position                     Year      Salary ($)        ($)         ($)             ($)       SARs (#)    ($)         (2)   ($)

Christopher J. Conway           1995    $   285,700    $   189,409         -              -        24,000       -         $    2,310
Chairman and CEO                1994    $   258,000    $   107,820         -              -        16,000       -         $    1,965
                                1993    $   226,500    $   147,225         -              -        24,000       -         $    1,380

Anthony R. Gette                1995    $   234,300    $   155,333         -              -        20,000       -         $    2,310
President, Secretary            1994    $   206,600    $    86,340         -              -        12,000       -         $    2,275
 and COO                        1993    $   197,300    $   125,000         -              -        20,000       -         $    1,879

Dennis E. Condon                1995    $   158,800    $   124,069         -              -        12,000       -         $    2,760
President, Mentor H/S, Inc.     1994    $   151,800    $    50,615         -              -         6,000       -         $    1,594
                                1993    $   145,000    $    84,933         -              -        13,000       -         $      659

Spencer M. Vawter   (3)         1995    $   157,800    $    42,490         -              -        12,000       -         $    2,170
President, Mentor Urology, Inc. 1994    $   145,000    $    40,355   $20,588 (4)          -        15,000       -         $       70
                                1993    $     5,500    $         -         -              -             -       -                  -

Gary E. Mistlin                 1995    $   138,500    $    38,200         -              -        12,000       -         $    2,048
Vice President of Finance/      1994    $   130,900    $    37,500         -              -         6,000       -         $    1,616
 Treasurer                      1993    $   125,000    $    15,000         -              -        13,000       -         $    1,551

(1) Annual bonus amounts are earned and accrued during the fiscal years indicated, and paid subsequent to the end of the fiscal year.

(2) Represents matching amounts contributed by the Company on behlaf of the named individual under the terms of the Company's 401(k) Plan.

(3)  Hired March 15, 1993

(4)  Represents relocation expense reimbursement.


                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                                                                                      Potential Realizable Value
                                                                                      at Assumed Annual Rates of
                          No. of                                                       Stock Price Appreciation
                        Securities           Individual Grants                            For Option Term (3)
                        Underlying      % of Total
                         Options/      Options/SARs
                           SARs         Granted to     Exercise or
                         Granted       Employees in    Base Price     Expiration
Name                       (#) (1)      Fiscal Year   ($/Share) (2)      Date               5%             10%

Christopher J. Conway     24,000           10.3%         $13.50        04/15/04         $203,762        $516,373
Anthony R. Gette          20,000            8.6%         $13.50        04/15/04         $169,802        $430,310
Dennis E. Condon          12,000            5.2%         $13.50        04/15/04         $101,881        $258,186
Spencer M. Vawter         12,000            5.2%         $13.50        04/15/04         $101,881        $258,186
Gary E. Mistlin           12,000            5.2%         $13.50        04/15/04         $101,881        $258,186

(1) All of these options were granted under the 1991 Plan on April 15, 1994. Each option will become exercisable for the option shares in four equal and successive annual installments over the optionee's period of service with the Company, beginning one year after the grant date. Each option has a maximum term of ten years, subject to earlier termination the option shares immediately prior to a Change in Control (as defined in the 1991 Plan); alternatively, the administrator of the 1991 Plan may provide for replacement of outstanding options with options to purchase shares of the surviving corporation, or for a cash payment in exchange for the cancellation of outstanding options.


(2) The exercise price of each option is equal to the market value of the Common Stock on the date of grant. The exercise price may be paid in cash, in Common Stock or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes. The administrator of the 1991 Plan may authorize a loan or loan guarantee from the Company to help the optionee pay the exercise price or the administrator may permit the optionee to pay the option price in installments.


(3) Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant until the end of the ten year option term. These values are calculated based on regulations promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation. There is no assurance that the actual stock price appreciation over the ten year option term will be at the assumed 5% or 10% levels, or at any other defined level.

                                             AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                                                   AND FISCAL YEAR-END OPTION/SAR VALUES

                         Shares                                Number of                      Value of Unexercised
                        Acquired        Value       Securities Underlying Unexercised       In-The-Money Options/SARs
                       on Exercise    Realized       Options/SARs at Fiscal Year End           at Fiscal Year End   (2)
Name                      (#)            ($)(1)        Exercisable   Unexercisable        Exercisable   Unexercisable

Christopher J. Conway       0                -           125,000        51,000             $1,750,778      $724,875
Anthony R. Gette            0                -           152,000        42,000             $2,166,778      $593,625
Dennis E. Condon            0                -            56,750        24,250               $819,156      $344,719
Spencer M. Vawter           0                -             3,750        23,250                $58,125      $331,875
Gary E. Mistlin             0                -            51,750        24,250               $715,406      $344,719

(1) Value realized is based on the fair market value of the Company's Common Stock on the date of exercise minus the exercise price and does not necessarily indicate that the optionee sold such stock.


(2) An in-the-money option is an option which has an exercise price for the Common Stock which is lower than the fair market value of the Common Stock on a specified date. The fair market value of the Company's Common Stock at March 31, 1995 was $26.63 per share.

Employment Contracts and Severance Arrangements

     The Company has entered into an Employment Agreement with Spencer M. Vawter, the President of Mentor Urology, Inc. The Agreement provides for Mr. Vawter to receive in fiscal 1994 (i) base salary of $145,000, (ii) a bonus of up to 40% of such base salary based on attainment of mutually designated objectives, (iii) options to purchase 15,000 shares of Common Stock at an exercise price not to exceed $12.00 per share with a vesting period of five years, and (iv) a relocation expense allowance of $20,000. Beginning in fiscal 1995, Mr. Vawter's compensation will be fixed annually by the Compensation
Committee. The Agreement also provides that upon termination of Mr. Vawter's employment by the Company without cause (as defined therein), Mr. Vawter will be entitled to severance compensation equal to three months of base salary plus one month of base salary for each complete year of service with the Company.

Compensation Committee Report on Executive Compensation

     The Company's Compensation Committee (the "Committee") was established in 1980 and is composed entirely of independent, outside members of the Company's Board of Directors. The Committee reviews and approves each of the elements of the executive compensation program and assesses the effectiveness and competitiveness of the overall program.

     Mentor's executive compensation program is designed to accomplish several goals, including:

1) To attract, retain, and motivate employees of outstanding ability
2) To link changes in employee compensation to individual and corporate performance
3) To align the interests of management with the interests of the Company's shareholders
4) To provide levels of compensation that are competitive with those provided in the markets in which the Company competes for executives.

Key Provisions of the Executive Compensation Program

     Mentor's executive compensation plan consists of three components: base salary, annual incentive bonus, and long-term incentive in the form of stock options. Mentor has established a strong link between pay and performance by emphasizing variable components of the plan, that is, annual incentive bonus and stock options.

Base Salary

     The Committee determines base salaries for executive officers on the basis of a number of factors, including an assessment of competitive compensation levels for similar-size manufacturing companies performed by an independent consulting firm, the Company's financial condition, any changes in job responsibilities, and the performance of each executive. Executive officer base salaries generally are set to correspond to the 60th percentile of the comparable competitive compensation data.

Annual Incentive Bonus

     Executive officers are eligible to receive annual incentive compensation equivalent to a specified percentage of their salaries under the Company's bonus plan. The Company establishes bonus payout targets (ranging from 30% to 60% of base salary) that are designed to bring the level of total annual cash compensation (base salary plus annual incentive bonus) to the 75th percentile for comparable positions at similar-size manufacturing companies when superior performance is achieved. Performance is measured at the corporate, business unit, and individual level. The total potential bonus for each executive is broken down into several factors as appropriate for that executive's area of responsibility. Each factor is then weighted with emphasis placed on profitability measures. These factors, and the relative weight given to each factor, vary with each executive officer in the Committee's sole discretion. For each factor, the Committee establishes a threshold, target and outstanding goal. No bonus is paid for performance below threshold levels. Bonuses for threshold performance are paid at 50% of the targeted levels. Bonuses for outstanding performance are paid at 200% of targeted levels for the Chief Executive Officer and President, and 150% of targeted levels for all other executive officers. The total bonus paid each executive is thus a weighted average of each factor, adjusted for performance against a predefined target for that factor.

Long-term Incentive (Stock Options)

     Generally, Mentor awards stock options to executive officers on an annual basis. Each grant is designed to align the interests of executive officer with those of the shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Awards to specific employees, including the Chief Executive Officer, are made on the basis of each employee's job responsibilities and recommendations of the executive officers of the Company concerning the individual's contributions (both historical and potential) to the success of the Company, without regard to prior awards of stock option grants. These recommendations also take into consideration competitive practice for stock option grants as determined by an independent compensation consultant from survey information. The survey information encompasses data on both competitive grant levels for individual executives and total options granted as a percentage of shares outstanding.

Compensation of Chief Executive Officer

     Mr. Conway is a founder of the Company and has served as its Chief Executive Officer and Chairman of the Board since its incorporation in 1969. Mr. Conway's base salary and annual incentive bonus are set by the Committee using the same policies and criteria used for other executive officers. In setting Mr. Conway's salary for fiscal 1995, the Committee considered competitive information for similar sized manufacturing companies provided by an independent compensation consultant and the Company's financial performance. Mr. Conway is currently paid at the targeted competitive position base salary, which has been set by the Committee at the 60th percentile of the comparable competitive compensation data.

     Mr. Conway's bonus potential is designed to bring his total annual cash compensation to the 75th percentile for comparable positions at similar sized manufactuing companies. For Mr. Conway, this targeted bonus equated to 60% of his base salary in fiscal 1995. Mr. Conway's fiscal 1995 bonus was based on the achievement of two separate corporate goals: net sales (weighted 30%) and corporate profitability (weighted 70%). The compensation plan for fiscal 1995 was designed to encourage aggressive operating profit growth over the prior year. Based on the Company's performance in fiscal 1995, Mr. Conway received a bonus slightly above the targeted level of 60%.

Tax Limitation

     As a result of federal tax legislation enacted in 1993, a publicly-held company such as the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. It is not expected that the compensation to be paid to the Company's executive officers for the 1996 fiscal year will exceed the $1 million limit per officer. The Company believes that stock options granted to its executives qualify for the performance-based exception to the deduction limit. However, because final Treasury Regulations have not been issued, there can be no assurance that the options will so qualify. In addition, future amendments to the 1991 Stock Option Plan may be necessary to preserve such qualification in the future.


     Until final Treasury Regulations are issued with respect to the new limitation, the Compensation Committee will defer any decision on whether or not to limit the dollar amount of all other compensation payable to the Company's executive officers to the $1 million cap, should the individual compensation of any executive officer ever approach that level. However, the Compensation Committee intends to design and administer its compensation plans to support the achievement of the Company's long-term strategic objectives and to enhance shareholder value, while at the same time maximize, to the extent possible, the deductibility of compensation expense for tax purposes.

                               SUBMITTED BY THE
                         COMPENSATION COMMITTEE OF THE
                               BOARD OF DIRECTORS

                              - Eugene G. Glover
                              - Walter W. Faster
                              - Michael Nakonechny
                              - Byron G. Shaffer
                              - Dr. Richard W. Young

Stock Performance Graph

     The following graph compares the yearly percentage changes in the cumulative total shareholder return on the Company's Common Stock with the cumulative total return on the NASDAQ Market Value Index and the Media General Financial Services Medical Instruments and Supplies Index ("MG Index") during the five fiscal years ended March 31, 1995. The comparison assumes $100 was invested on March 31, 1990 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                     COMPARISON OF 5-YEAR CUMULATIVE RETURN

_______________________________________________________________________________
                                     Legend

Symbol      Index       3/31/90       3/31/91       3/31/92       3/31/93       3/31/94       3/31/95
           Company       100.0         180.1          67.7          83.3          92.0          179.6
         NASDAQ Index    100.0         110.3         116.2         130.1         150.3          159.5
           MG Index      100.0         163.5         191.4         166.6         149.8          204.6

- ----------------

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report on Executive Compensation and the preceding Company Stock Performance Graph are not to be incorporated by reference into any such filings; nor are such Report or Graph to be incorporated by reference into any future filings.

Compensation Committee Interlocks and Insider Participation

     No member of the Compensation Committee is a former officer or employee of the Company or any of its subsidiaries, except for Mr. Glover, who was Founder and Vice President, Engineering of the Company from 1969 to October 1986.

Compliance with Section 16(a) of the Securities Exchange Act of 1934.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 1995, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that Mr. Shaffer, Mr. Purkait and Ms. Edwards each filed a Form 4 late with respect to one transaction.

Certain Transactions

     In April 1991, the Company entered into a distribution agreement with Rochester Medical Corporation ("Rochester"). Under the terms of the agreement, the Company received an exclusive license, subject to annual minimum purchase commitments, to market and distribute certain external catheter products developed by Rochester, in exchange for a payment of $500,000. In addition, the Company has a non-exclusive right to market and distribute certain additional products currently under development by Rochester. No product was purchased under the agreement in fiscal year 1995.

Certain directors and executive officers of Rochester, a public company, are siblings of Christopher J. Conway, the Chairman of Mentor Corporation.


           PROPOSAL 2: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Pursuant to authority delegated to the audit committee by the Board of Directors, the audit committee has appointed the firm of Ernst & Young to act as principal independent accountants for the Company for the fiscal year ending March 31, 1996. This appointment will be submitted to the Company's shareholders for ratification. This firm has audited the financial statements of the Company for the fiscal year ended March 31, 1995, and for prior years, and has advised the Company that neither the firm nor any of its partners has any direct or indirect material financial interests in the Company or its subsidiaries, nor have they had any connection during the past three years with the Company or its subsidiaries, in any capacity other than that of independent accountants and auditors. Ernst & Young will have representatives at the 1995 Annual Meeting who will have an opportunity to make a statement and will be available to respond to appropriate questions.

     In the event the shareholders do not ratify the appointment of Ernst & Young, the selection of other independent auditors will be considered by the Board of Directors.

     The Board of Directors recommends that shareholders vote FOR ratification of the appointment of Ernst & Young.

    PROPOSAL 3: AMENDMENT TO THE COMPANY'S COMPOSITE RESTATED ARTICLES OF
      INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON
                                     STOCK

     The Board of Directors has approved an amendment to Article VI of the Company's Composite Restated Articles of Incorporation which would increase the number of authorized shares of Common Stock from 20,000,000 shares to 50,000,000 shares. The Board believes that the adoption of this amendment is in the best interests of the shareholders and recommends that the shareholders vote in favor of this proposal.

     At July 17, 1995, ______________________ shares of Common Stock were issued and outstanding. In addition, approximately ________________ shares of Common Stock are reserved for future issuance under the Company's 1991 Stock Option Plan and approximately ________________ shares of Common Stock are reserved for future issuance under the Company's Restated 1987 Stock Option Plan, as amended. Accordingly, there are approximately _________ shares of Common Stock currently available for future issuance by the Company, other than those issuable as described above.

     The Company has no present plans, understandings or agreements for the issuance or use of the proposed additional shares of Common Stock, except as permitted by the Company's 1991 Stock Option Plan and Restated 1987 Stock Option Plan, as amended. However, the Board of Directors believes that the Company needs additional authorized shares to provide the Company with the flexibility, as the need arises, to issue Common Stock, or securities convertible into Common Stock, without the expense and delay of a special meeting of shareholders, in the event of any future public offerings, private placements, significant acquisitions, stock dividends, and for other purposes. Such activities could require more shares of Common Stock than are currently available to the Company.

     The newly authorized shares of Common Stock would be identical to the existing authorized shares of Common Stock in all respects. Holders of Common Stock have no preemptive or other rights to subscribe for additional securities. Thus, should the Board of Directors elect to issue additional shares of Common Stock, existing shareholders would not have any preferential rights to purchase such shares. In addition, if the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share and book value per share of existing shares of Common Stock.

     The proposed amendment to increase the authorized number of shares of Common Stock could, under certain circumstances, have an anti-takeover effect. As previously stated, however, the only intended purpose of the proposed amendment is to increase the number of available shares of Common Stock in order to give the Board of Directors more flexibility in conducting normal business operations, and the proposal is not being presented as, nor is it part of, a plan to adopt a series of anti-takeover measures.

     The resolution to be considered and voted upon by the shareholders at the 1995 Annual Meeting is as follows:
          RESOLVED, that paragraph A of Article VI of the Composite
          Restated Articles of Incorporation of the Company be amended to read as follows:

                                  "ARTICLE VI

                                 Capital Stock

          A. Authorized Shares. The total authorized number of shares in this corporation shall be 50,000,000 all of which shall be common shares of the par value of $.10 per share."

The Board of Directors recommends that the shareholders vote FOR the approval of this amendment to the Company's Composite Restated Articles of Incorporation.

ADDITIONAL INFORMATION

     All shareholder proposals intended to be included in the proxy materials for consideration at the 1996 Annual Meeting of Shareholders must be received by the Company no later than March 22, 1996. The Company suggests that all such proposals be sent to the Company by certified mail--return receipt requested.

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995 as filed with the Securities and Exchange Commission is available without charge by writing to the Company's principal executive office.


     Please mark, sign, date and return promptly the enclosed proxy provided. The signing of a proxy will not prevent you from attending the meeting in person.




                              BY ORDER OF THE BOARD OF DIRECTORS




                              Anthony R. Gette
                              Secretary

                              Dated: ----------, 1995